Exhibit 10.5

February 14, 2017

Dear Blair,

On behalf of University of Phoenix, Inc. (“University”), it is a pleasure to extend you this promotion offer for the Level 17 position of Vice President, Financial Planning & Analysis. This position will be based in Tempe, AZ and reports to Byron Jones, EVP & CFO, University of Phoenix. Your target start date in your new role will be March 13, 2017. We are excited that you will continue to play an integral role in ensuring that the University of Phoenix remains a leading provider of higher education programs for working adults.

As compensation for your services, we are pleased to offer you:

Base Salary	Your base salary will be at the rate of $220,000 per year, payable in accordance with the University’s standard payroll practices and pay dates.

Short-Term Incentive Bonus	You will continue to be eligible to participate in the University’s bonus plan with a full-year target of 35% of your base salary ($77,000) and a maximum bonus payout of 125% of target ($96,250) per full fiscal year. Your actual bonus payment will depend upon the attainment of pre-established performance goals. Bonus payments are prorated for employees that participate less than a full performance period. You may review the full details of the plan in the bonus plan document available in HR.

Total Target Cash Compensation		Target		Maximum
	Base Salary	$220,000
	Target Annual Incentive Bonus	$77,000	(35%)	$96,250
	Total Target Cash Compensation	$297,000		$316,250

Should you have any questions concerning any part of this offer, please call Rob Cantrell at [***]. Congratulations, Blair! We are excited to continue to have you as a part of our team.

Sincerely,

/s/ Byron Jones

Byron Jones

EVP & CFO

University of Phoenix

I accept this offer as presented.

/s/ Blair Westblom
Blair Westblom	Date